Exhibit 99.2

HARBINGER GROUP INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

On February 14, 2013, HGI Energy Holdings, LLC (“HGI Energy”), a Delaware limited liability company and a wholly owned subsidiary of Harbinger Group Inc. (“HGI” or the “Company”) completed a joint venture with EXCO Resources, Inc. (“EXCO”) pursuant to which it created a private oil and gas limited partnership (the “Partnership”) that purchased EXCO’s producing U.S. conventional oil and gas assets located in West Texas, including and above the Canyon Sand formation, as well as in the Danville, Waskom, Holly and Vernon fields in East Texas and North Louisiana, including and above the Cotton Valley (the “Contributed Properties”). In addition, on March 5, 2013, the Partnership acquired conventional oil and natural gas assets from an affiliate of BG Group plc (“BG Acquisition”). Pursuant to the transaction, the Partnership acquired certain conventional oil and gas assets in the Danville, Waskom and Holly fields in East Texas and North Louisiana, including and above the Cotton Valley formation, from an affiliate of BG Group plc. These properties represent an incremental working interest in certain properties already purchased by the Partnership from EXCO. For the purposes of these unaudited pro forma condensed combined financial statements, the Partnership with EXCO will be referred to as the “Joint Venture”.

The Company, through its majority owned subsidiary, Spectrum Brands Holdings, Inc. (collectively with its consolidated subsidiaries, “Spectrum Brands”), also acquired the residential hardware and home improvement business (“the HHI Group”) from Stanley Black & Decker, Inc. (“Stanley Black & Decker”) on December 17, 2012 (the “First Closing”), which includes (i) the equity interests of certain subsidiaries of Stanley Black & Decker engaged in the business and (ii) certain assets of Stanley Black & Decker used or held for use in connection with the business (the “HHI Group Acquisition”). The HHI Group has a broad portfolio of recognized brands names, including Kwikset, Weiser, Baldwin, National Hardware, Stanley, FANAL and Pfister, as well as patented technologies such as Smartkey, a rekeyable lockset technology, and Smart Code Home Connect. A portion of the HHI Group Acquisition closed on April 8, 2013, consisting of the purchase of certain assets of Tong Lung Metal Industry Co. Ltd., a Taiwan Corporation (“TLM Taiwan”), which is involved in the production of residential locksets (the “Second Closing”).

In connection with the HHI Group Acquisition, Spectrum Brands issued $520.0 aggregate principal amount of 6.375% Senior Notes due 2020 (the “6.375% Notes”) and $570.0 aggregate principal amount of 6.625% Senior Notes due 2022 (the “6.625% Notes”). Spectrum Brands financed the remaining portion of the HHI Group Acquisition with a new $800.0 term loan facility, of which $100.0 is in Canadian dollar equivalents (the “Term Loan”). A portion of the Term Loan proceeds were also used to refinance the former term loan facility, maturing June 17, 2016, which had an aggregate amount outstanding of $370.2 prior to refinancing.

In December 2012, the Company issued $700.0 aggregate principal amount 7.875% Senior Secured Notes due 2019 (the “7.875% Notes”) and used part of the proceeds of the offering to accept for purchase $500.0 aggregate principal amount of its 10.625% Senior Secured Notes due 2015 (the “10.625% Notes”) pursuant to a tender offer and redemption of the 10.625% Notes.

In March 2013, the Company, through our wholly-owned subsidiary, Fidelity & Guaranty Life Holdings, Inc. (“F&G”), issued $300.0 of 6.375% Senior Notes due 2021 (the “Insurance Notes”).

The following unaudited pro forma condensed combined financial statements for the year ended September 30, 2012 and for the three months ended December 30, 2012, the date of our latest publicly available financial information, give effect to (i) the full-period effect of the HHI Group Acquisition and related financing, (ii) the Joint Venture, (iii) the full-period effect of refinancing of the 10.625% Notes with $700.0 of 7.875% Notes, and (iv) the issuance of $300.0 of the Insurance Notes.

The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the HHI Group Acquisition by Spectrum Brands and the oil and natural gas assets acquired by the Joint Venture were accounted for as a business combination using the acquisition method of accounting. Accordingly, the consideration transferred and the assets acquired and liabilities assumed, will be measured at their respective fair values with any excess of the consideration transferred over the fair value of the net assets acquired reflected as goodwill. The unaudited pro forma condensed combined financial statements presented assumes that the HHI Group is a wholly-owned subsidiary of Spectrum Brands. In addition, the Joint Venture will be accounted for by HGI using the equity method of accounting, pursuant to a gross proportionate presentation, as for accounting purposes HGI has significant influence but does not control the Joint Venture for consolidation purposes under GAAP. Accordingly, HGI will reflect 74.5% of the Joint Venture’s assets, liabilities, revenues and expenses in its financial statements, which is equal to its economic interest in the Joint Venture.

The following unaudited pro forma condensed combined balance sheet as of December 30, 2012 is presented on a basis to reflect (i) the Second Closing of the HHI Group Acquisition, (ii) the Joint Venture, and (iii) the issuance of the Insurance Notes. The (i) HHI Group Acquisition and related financing and (ii) the refinancing of the 10.625% Notes with the 7.875% Notes are already reflected in HGI’s historical unaudited condensed consolidated balance sheet as of December 31, 2012.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 is presented on a basis to reflect (i) the HHI Group Acquisition, (ii) the Joint Venture, (iii) the refinancing of the 10.625% Notes with the 7.875% Notes, and (iv) the issuance of the Insurance Notes.

The unaudited pro forma condensed combined statement of operations for the three months ended December 30, 2012 is presented to reflect (i) the full-period effect of the HHI Group Acquisition, (ii) the Joint Venture, (iii) the full-period effect of the refinancing of the 10.625% Notes with the 7.875% Notes, and (iv) the issuance of the Insurance Notes.

Because of periods which are shorter than a full twelve months, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2012 combines the historical consolidated statement of operations of HGI for the year then ended with the historical results of operations of the HHI Group for the twelve months ended September 29, 2012 . See Note 1, Conforming Periods, to the unaudited pro forma condensed combined financial statements for additional information. Pro forma adjustments are made in order to reflect the potential effect of the transactions indicated above on the unaudited pro forma condensed combined balance sheet and statements of operations.

EXCO has a fiscal year end of December 31, 2012. As consolidation of a parent and subsidiaries with year-end differences not exceeding 93 days is permissible, the results of operations for the fiscal year ended December 31, 2012 have been included in our unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012.

The unaudited pro forma condensed combined financial statements and the notes thereto were based on, and should be read in conjunction with:

•	HGI’s historical audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2012;

•	HGI’s historical unaudited consolidated financial statements and notes thereto for the three months ended December 30, 2012;

•	HHI Group’s historical audited combined financial statements and notes thereto for the nine months ended September 29, 2012; and

•

The audited statements of revenues and direct operating expenses and related notes thereto, for EXCO Resources, Inc. Certain Conventional Oil and Natural Gas Properties for the fiscal year ended December 31, 2012.

The process of valuing the HHI Group and the Joint Venture’s tangible and intangible assets acquired and liabilities assumed, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase accounting adjustments included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. For purposes of the unaudited pro forma condensed combined financial statements, HGI has made preliminary adjustments, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their fair value as of December 30, 2012. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma condensed combined financial statements reflect the historical carrying value of those assets and liabilities as of December 30, 2012. A final determination of the fair values of the assets acquired and liabilities assumed will include management’s consideration of a final valuation. HGI currently expects that the process of determining fair value of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the acquisition date. Material revisions to HGI’s preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The final amounts may be materially different from the information presented in these unaudited pro forma condensed combined financial statements due to a number of factors, including changes in market conditions and financial results which may impact cash flow projections used in the valuation and the identification of additional conditions that existed as of the date of the acquisition.

HGI’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the HHI Group Acquisition and related transactions, the Joint Venture, (ii) the refinancing of the 10.625% Notes with the 7.875% Notes (iii) the issuance of the Insurance Notes, (iv) factually supportable, and (v) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on HGI’s results. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructuring, or the costs and related liabilities that would be incurred to achieve such revenue enhancements and cost savings, which could result from the transactions.

The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the HHI Group Acquisition and the related financing, the Joint Venture, the refinancing of the 10.625% Notes with the 7.875% Notes and the issuance of the $300.0 Insurance Notes. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the transactions described above, and other identified events occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 30, 2012

(Amounts in millions)

	Historical	Pro Forma Adjustments
	Harbinger Group Inc.	HHI Pro Forma	Notes	Joint Venture	Notes	Insurance Notes	Notes	Pro Forma Combined

ASSETS
Investments:
Fixed maturities	$16,476.6	$—		$—		$—		$16,476.6
Equity securities	312.1	—		—		—		312.1
Derivative investments	156.4	—		—		—		156.4
Asset-backed loans	204.8	—		—		—		204.8
Other invested assets	66.6	—		—		—		66.6

Total investments	17,216.5	—		—		—		17,216.5
Cash and cash equivalents	1,103.7	(75.5)	4	(339.2)	7(a)	289.8	10(a)	978.8
Receivables, net	566.7	—		—		—		566.7
Inventories, net	679.2	4.9	4	—		—		684.1
Accrued investment income	153.0	—		—		—		153.0
Reinsurance recoverable	2,378.5	—		—		—		2,378.5
Deferred tax assets	189.0	—		—		—		189.0
Properties, net	328.0	40.9	4	—		—		368.9
Goodwill	1,421.3	41.3	4	—		—		1,462.6
Intangibles, including DAC and VOBA, net	2,475.7	13.2	4	—		—		2,488.9
Unproved oil and natural gas properties	—	—		53.9	7(c)	—		53.9
Proved developed and undeveloped oil and natural gas properties	—	—		568.7	7(c)	—		568.7
Gas gathering and other oil and natural gas assets	—	—		21.5	7(c)	—		21.5
Other assets	347.2	34.2	4	7.3	7(c)	10.2	10(b)	398.9

Total assets	$26,858.8	$59.0		$312.2		$300.0		$27,530.0

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,349.0	$—		$—		$—		$15,349.0
Future policy benefits	3,592.3	—		—		—		3,592.3
Liability for policy and contract claims	99.7	—		—		—		99.7

Total insurance reserves	19,041.0	—		—		—		19,041.0
Debt	3,917.8	—		278.6	7(b)	300.0	10(c)	4,496.4
Accounts payable and other current liabilities	736.2	(2.7)	4	10.7	7(c)	—		744.2
Equity conversion feature of preferred stock	163.1	—		—		—		163.1
Employee benefit obligations	100.2	—		—		—		100.2
Deferred tax liabilities	492.3	—		—		—		492.3
Other liabilities	416.8	61.0	4	22.9	7(c)	—		500.7

Total liabilities	24,867.4	58.3		312.2		300.0		25,537.9

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	323.0	—		—		—		323.0

Harbinger Group Inc. stockholders’ equity:
Common stock	1.4	—		—		—		1.4
Additional paid-in capital	848.3	—		—		—		848.3
Accumulated deficit	(36.4)	—		—		—		(36.4)
Accumulated other comprehensive income	403.3	—		—		—		403.3

Total Harbinger Group Inc. stockholders’ equity	1,216.6	—		—		—		1,216.6
Noncontrolling interest	451.8	0.7	4	—		—		452.5

Total permanent equity	1,668.4	0.7		—		—		1,669.1

Total liabilities and equity	$26,858.8	$59.0		$312.2		$300.0		$27,530.0

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended September 30, 2012

(Amounts in millions, except per share amounts)

	Historical				Pro Forma Adjustments
	Year Ended		Twelve Months Ended	5(a) HHI Historical	HHI Pro Forma	Notes	Joint Venture Pro Forma	Notes	Insurance Notes and 7.875% Notes	Notes	Pro Forma Combined
	September 30, 2012	December 31, 2012	September 29, 2012
	Harbinger Group, Inc.	Joint Venture (74.5%)	HHI
Condensed Consolidated Statements of Operations
Revenues:
Net consumer product sales	$3,252.4	$—	$997.1	$22.6	$—		$—		$—		$4,272.1
Insurance premiums	55.3	—	—	—	—		—		—		55.3
Net investment income	722.7	—	—	—	—		—		—		722.7
Net investment gains	410.0	—	—	—	—		—		—		410.0
Insurance and investment product fees and other	40.3	—	—	—	—		—		—		40.3
Oil and natural gas revenues	—	141.6	—	—	—		—		—		141.6

Total revenues	4,480.7	141.6	997.1	22.6	—		—		—		5,642.0

Operating costs and expenses:
Consumer products cost of goods sold	2,136.8	—	684.0	(14.8)	—	5(b)	—		—		2,806.0
Oil and natural gas operating costs	—	44.2	—	—	—		—		—		44.2
Production and ad valorem taxes	—	16.3	—	—	—		—		—		16.3
Gathering and transportation	—	14.5	—	—	—		—		—		14.5
Benefits and other changes in policy reserves	777.4	—	—	—	—		—		—		777.4
Selling, acquisition, operating and general expenses	932.6	—	214.5	(5.3)	14.4	5(c,d,e)	7.8	7(d,g)	—		1,164.0
Depreciation, depletion, and amortization of oil and natural gas assets	—	—	—	—	—		57.0	7(e)	—		57.0
Amortization of intangibles	224.4	—	—	—	—		—		—		224.4
Accretion of discount on asset retirement obligations	—	—	—	—	—		1.8	7(f)	—		1.8

Total operating costs and expenses	4,071.2	75.0	898.5	(20.1)	14.4		66.6		—		5,105.6

Operating income	409.5	66.6	98.6	42.7	(14.4)		(66.6)		—		536.4
Interest expense	(251.0)	—	(34.7)	34.7	(85.7)	5(f)	(8.3)	7(h)	(23.5)	9(b), 10(d)	(368.5)
Loss from the change in the fair value of the equity conversion feature of preferred stock	(156.6)	—	—	—	—		—		—		(156.6)
Gain on contingent purchase price reduction	41.0	—	—	—	—		—		—		41.0
Other (expense) income, net	(17.5)	—	1.0	—			—		—		(16.5)

Income from continuing operations before income taxes	25.4	66.6	64.9	77.4	(100.1)		(74.9)		(23.5)		35.8
Income tax (benefit) expense	(85.3)	—	16.5	27.2	—	5(g)	—	7(i)	—	9(c), 10(e)	(41.6)

Net income	110.7	66.6	48.4	50.2	(100.1)		(74.9)		(23.5)		77.4
Less: Net income attributable to noncontrolling interest	21.2	—	0.6	—	0.4	5(h)	—		—		22.2

Net income attributable to controlling interest	89.5	66.6	47.8	50.2	(100.5)		(74.9)		(23.5)		55.2
Less: Preferred stock dividends and accretion	59.6	—	—	—	—		—		—		59.6

Net income (loss) attributable to common and participating preferred stockholders	$29.9	$66.6	$47.8	$50.2	$(100.5)		$(74.9)		$(23.5)		$(4.4)

Net income (loss) from per common share attributable to controlling interest:

Basic	$0.15										$(0.03)
Diluted	$0.15										$(0.03)

Weighted-average common shares

Basic	139.4										139.4
Diluted	139.8										139.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Three Months Ended December 30, 2012

(Amounts in millions, except per share amounts)

	Historical	Pro Forma Adjustments
	Three months ended December 30, 2012	Three months ended December 31, 2012	Notes	HHI Pro Forma	Notes	Insurance Notes and 7.875% Notes	Notes	Pro Forma Combined
	Harbinger Group Inc.	Joint Venture (74.5%)

Revenues:
Net consumer product sales	$870.3	$—		$200.1	5(i)	$—		$1,070.4
Insurance premiums	13.8	—		—		—		13.8
Net investment income	178.0	—		—		—		178.0
Net investment gains	146.5	—		—		—		146.5
Insurance and investment product fees and other	13.7	—		—		—		13.7
Oil and natural gas revenues	—	36.5	7(j)	—		—		36.5

Total revenues	1,222.3	36.5		200.1		—		1,458.9

Operating costs and expenses:
Consumer products cost of goods sold	582.1	—		130.0	5(b,i)	—		712.1
Oil and natural gas operating costs	—	10.6	7(j)	—		—		10.6
Production and ad valorem taxes	—	3.9	7(j)	—		—		3.9
Gathering and transportation	—	3.5	7(j)	—		—		3.5
Benefits and other changes in policy reserves	83.6	—		—		—		83.6
Selling, acquisition, operating and general expenses	254.6	(2.9)	7(d,g)	30.2	5(c,d,e,i)	—		281.9
Depreciation, depletion, and amortization of oil and natural gas assets	—	13.4	7(e)	—		—		13.4
Amortization of intangibles	86.6	—		—		—		86.6
Accretion of discount on asset retirement obligations	—	0.4	7(f)	—		—		0.4

Total operating costs and expenses	1,006.9	28.9		160.2		—		1,196.0

Operating income	215.4	7.6		39.9		—		262.9
Interest expense	(143.1)	(2.1)	7(h)	17.8	5(f)	53.1	9(a,b),10(d)	(74.3)
Gain from the change in the fair value of the equity conversion feature of preferred stock	68.9	—		—		—		68.9
Other expense, net	(8.7)	—		—		—		(8.7)

Income from continuing operations before income taxes	132.5	5.5		57.7		53.1		248.8
Income tax expense	64.4	—	7(i)	8.4	5(g,i)	—	9(c),10(e)	72.8

Net income	68.1	5.5		49.3		53.1		176.0
Less: Net (loss) income attributable to noncontrolling interest	(6.0)	—		21.0	5(h)	—		15.0

Net income attributable to controlling interest	74.1	5.5		28.3		53.1		161.0

Less: Preferred stock dividends and accretion	12.1	—		—		—		12.1

Net income attributable to common and participating preferred stockholders	$62.0	$5.5		$28.3		$53.1		$148.9

Net income per common share attributable to controlling interest:

Basic	$0.31							$0.74
Diluted	$0.03							$0.32

Weighted-average common shares
Basic	139.5							139.5
Diluted	204.2							204.2

See accompanying notes to unaudited pro forma condensed combined financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

(1) CONFORMING INTERIM PERIODS

HHI

HGI’s fiscal year end is September 30 while the HHI Group’s fiscal year has historically ended on the Saturday nearest to December 31. The latest available annual period for HGI was the year ended September 30, 2012 while the HHI Group’s latest available period was for the nine month period ended September 29, 2012. In order for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2012 to include twelve months of results for the HHI Group, we have derived the results of operations of the HHI Group for the twelve months ended September 29, 2012 by combining the historical audited consolidated statement of operations for the nine months ended September 29, 2012 and the historical unaudited consolidated statement of operations for the three months ended December 31, 2011, as follows:

	(a)	(b)	(c) = (a) + (b)
	9 months ended September 29, 2012	3 months ended December 31, 2011	12 months ended September 29, 2012
	(Audited)	(Unaudited)
Revenues:
Net consumer product sales	$762.0	$235.1	$997.1
Operating costs and expenses:
Consumer products cost of goods sold	514.4	169.6	684.0
Selling, acquisition, operating and general expenses	162.6	51.9	214.5

Total operating costs and expenses	677.0	221.5	898.5

Operating income	85.0	13.6	98.6
Interest expense	(25.0)	(9.7)	(34.7)
Other income, net	0.7	0.3	1.0

Income from continuing operations before income taxes	60.7	4.2	64.9
Income tax expense (benefit)	18.7	(2.2)	16.5

Net Income	42.0	6.4	48.4

Less: Net income attributable to noncontrolling interest	0.6	—	0.6

Net income attributable to controlling interest	$41.4	$6.4	$47.8

(2) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI, the HHI Group and the statement of revenues and direct expenses for the Joint Venture. The HHI Group Acquisition is accounted for using the acquisition method of accounting. The Joint Venture has been accounted for using the equity method of accounting, pursuant to a gross proportionate presentation, as for accounting purposes HGI has significant influence but does not control the Joint Venture for consolidation purposes under GAAP. Accordingly HGI will reflect 74.5% of the Joint Venture’s assets, liabilities, revenues and expenses in its financial statements which is equal to its economic interest in the Joint Venture.

Since separate historical financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, have never been prepared for the Joint Venture, certain indirect expenses, as further described in Note 10. Excluded Costs, were not allocated to the Joint Venture and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and would not be indicative of the performance of the properties on a stand-alone basis. Accordingly, the statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, and partners’ equity of the Joint Venture and are not indicative of the results of operations for the Joint Venture’s properties going forward.

(3) SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between HGI and the HHI Group as well as the Joint Venture. HGI is in the process of reviewing the accounting policies of the HHI Group and the Joint Venture to ensure conformity of such accounting policies to those of HGI and, as a result of that review, HGI may identify differences between the accounting policies of these companies, that when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. At this time, HGI is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

Accounting policies related to our oil and gas assets that have not been included in our historical results are as stated below.

The accounting for, and disclosure of, oil and natural gas producing activities require that HGI chooses between two accounting principle alternatives; the full cost method or the successful efforts method. HGI uses the full cost method of accounting, which involves capitalizing all intangible drilling costs, lease and well equipment and exploration and development costs incurred plus acquired proved and unproved leaseholds. Once HGI incurs costs, they are recorded in the depletable pool of proved properties or in unproved properties, collectively, the full cost pool. Our unproved property costs, which include unproved oil and natural gas properties, properties under development, and major development projects are not subject to depletion. HGI reviews its unproved oil and natural gas property costs on a quarterly basis to assess for impairment and transfer unproved costs to proved properties as a result of extensions or discoveries from drilling operations or determination that no proved reserves are attributable to such costs. We expect these costs to be evaluated over approximately four years and transferred to the depletable portion of the full cost pool during that time.

Pursuant to Rule 4-10(c)(4) of Regulation S-X, the Joint Venture will be required to assess the acquired assets for impairment using a ceiling test on a quarterly basis. The ceiling test requires companies using the full cost accounting method to value period ending Proved Reserves using the simple average spot price for the trailing twelve month period, which may not be indicative of actual market values.

HGI’s pricing for the acquisitions was based on models which incorporate, among other things, market prices based on New York Mercantile Exchange (“NYMEX”) futures as of the acquisition date. Given the short passage of time between closing of these acquisitions and the required ceiling test computation, HGI has received an exemption from the U.S. Securities and Exchange Commission (the “SEC”) to exclude the acquisition of these oil and gas properties from the ceiling test assessments for a period of twelve months following the corresponding acquisition dates. Absent an exemption, HGI would be required to reflect the impact of the ceiling test in its financial statements for the second quarter of fiscal 2013.

The request for exemption was made because the Company believes the fair value of the aforementioned acquisitions can be demonstrated beyond a reasonable doubt to exceed their unamortized costs. The Company’s expectation of future prices is principally based on NYMEX futures contracts, adjusted for basis differentials, for a period of five years. After a five year period we have historically elected to use flat pricing as the NYMEX futures contracts become more thinly traded. Generally, the flat price used for the sixth year through the economic life of the property is management’s internal long-term price estimate, which is, in part, based on an extension of the NYMEX pricing. We believe the NYMEX futures contracts reflects an independent pricing point for determining fair value.

A preliminary calculation of the full cost ceiling test using December 30, 2012 trailing twelve month average prices, pursuant to Rule 4-10(c)(4)(ii) of Regulation S-X, would result in an pre-tax write-down to the Partnership’s oil and natural gas properties of approximately $226.5 (based on our 74.5% economic interest). As the exemption has been received, no adjustment for the recognition of an impairment has been made in the unaudited pro forma condensed combined financial statements.

When HGI acquires significant amounts of undeveloped acreage, HGI capitalizes interest on the acquisition costs in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Subtopic 835-20, Capitalization of Interest. When the unproved property costs are moved to proved developed and undeveloped oil and natural gas properties, or the properties are sold, HGI ceases capitalizing interest.

HGI calculates depletion using the unit-of-production method. Under this method, the sum of the full cost pool, excluding the book value of unproved properties, and all estimated future development costs are divided by the total estimated quantities of proved reserves. This rate is applied to the total production for the quarter, and the appropriate expense is recorded. HGI capitalizes the portion of general and administrative costs, including share-based compensation, that is attributable to the exploration, exploitation and development activities.

Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss, unless the disposition would significantly alter the amortization rate and/or the relationship between capitalized costs and Proved Reserves.

(4) HHI GROUP ACQUISITION

The following table summarizes the preliminary consideration paid for the HHI Group:

Negotiated sales price	$1,400.0
Preliminary working capital and other adjustments*	(10.6)

Preliminary purchase price	$1,389.4

The total purchase price for the HHI Group was allocated to the preliminary net tangible and intangible assets of the HHI Group based upon their preliminary fair values and the First Closing is reflected in HGI’s historical consolidated statement of financial position as of December 30, 2012 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill, the majority of which is not expected to be deductible for income tax purposes. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change, which could be significant, within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations and valuation allowance, the determination of identifiable intangible assets and the final allocation of residual goodwill. Additionally, finalized fair values associated with deferred tax accounts could have a material effect on Spectrum Brands’ reversal of its consolidated U.S. valuation allowances recognized during the three months ended December 30, 2012. HGI expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period.

Spectrum Brands acquired the HHI Group from Stanley Black & Decker on December 17, 2012 (the First Closing), which includes (i) the equity interests of certain subsidiaries of Stanley Black & Decker engaged in the business and (ii) certain assets of Stanley Black & Decker used or held for use in connection with the business. A portion of the HHI Group Acquisition closed on April 8, 2013, consisting of the purchase of certain assets of TLM Taiwan, which is involved in the production of residential locksets (the Second Closing).

The preliminary purchase price allocation for HHI Group Acquisition is displayed below, giving effect to both the First Closing and the Second Closing:

Cash	$41.9
Receivables and Inventories	330.0
Properties	145.4
Intangible assets	483.2
Deferred tax assets and Other assets	37.3

Total assets acquired	1,037.8
Accounts payable and other current liabilities	172.1
All other liabilities	176.9

Total liabilities assumed	349.0

Total identifiable net assets	688.8
Noncontrolling interests	(2.9)
Goodwill	703.5

Total net assets acquired	$1,389.4

The adjustments reflected on the unaudited pro forma condensed combined balance sheet as of December 30, 2012 represent the amounts related to the Second Closing that were not included in HGI’s historical balance sheet as of December 30, 2012.

The adjustment to cash reflected on the unaudited pro forma condensed combined balance sheet relating to the Second Closing is calculated as follows:

Cash Consideration Transferred	$(100.0)
Cash Acquired in Second Closing	24.5

Pro forma Adjustment	$(75.5)

(5) HISTORICAL AND PRO FORMA ADJUSTMENTS—HHI GROUP ACQUISITION

(a)	HHI Historical Adjustments reflect the exclusion of certain operations included within the HHI Group’s financial statements that are not included in the Hardware Acquisition.

(b)	HGI estimates cost of sales will increase by approximately $10.4 during the first inventory turn subsequent to the acquisition date due to the sale of inventory that was adjusted to fair value in purchase accounting. This cost has been excluded from the pro forma adjustments for the year ended September 30, 2012 as this amount is considered non-recurring. For the three months ended December 30, 2012, an increase of $5.2 to cost of sales that resulted from the sale of inventory adjusted to fair value in purchase accounting was eliminated from the historical results in the unaudited pro forma condensed combined statement of operations, as this amount is considered non-recurring.

(c)	Adjustment reflects increased depreciation expense of $4.6 and $0.3 for the year ended September 30, 2012 and the period from October 1, 2012 to December 16, 2012, respectively, associated with the adjustment to record the HHI Group’s property, plant and equipment at fair value.

(d)	Adjustment reflects increased amortization expense of $12.9 and $2.5 for the year ended September 30, 2012 and the period from October 1, 2012 to December 16, 2012, respectively, associated with the adjustment to record the HHI Group’s intangible assets at fair value.

(e)	HGI estimates that expenses related to this transaction will be approximately $90.0. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete this transaction. In accordance with ASC 805, the transaction related costs are expensed as incurred. HGI has incurred $3.1 and $14.6 for the year ended September 30, 2012 and the three month period ended December 30, 2012, respectively, of transaction costs, primarily professional fees, in its historical financial results for the periods presented. These costs have been excluded from the unaudited pro forma condensed combined statements of operations, as these amounts are non-recurring.

(f)	The transaction will result in substantial changes to HGI’s debt structure. The interest expense adjustments are estimated to result in a net increase to interest expense of approximately $85.7 and a net decrease of approximately $17.8 for the year ended September 30, 2012 and the three month period ended December 30, 2012, respectively. The adjustments consists of the following:

	Assumed Interest Rate	Year Ended September 30, 2012	Three Months Ended December 30, 2012
Term Loan - USD($700.0)	4.56%	$32.4	$8.1
Term Loan - CAD($100.0)	5.00%	5.1	1.3
6.375% Notes	6.38%	33.6	8.3
6.625% Notes	6.63%	38.3	9.4
Amortization of debt issuance costs	—	7.7	1.3

Total pro forma interest expense		117.1	28.4
Elimination of interest expense on retired debt		(31.4)	(3.8)
Elimination of interest expense on new debt included within the historical results		—	(13.4)
HHI Group Acquisition financing costs*		—	(29.0)

Pro forma adjustment		$85.7	$(17.8)

*	The costs associated with the financing of the HHI Group Acquisition have been eliminated from the unaudited pro forma condensed combined statement of operations for the three months ended December 30, 2012, as these amounts are non-recurring.

An assumed increase or decrease of 1/8% in the interest rate of the New Term Loan Facility would impact total pro forma interest expense presented above by $1.0 and $0.3 for the fiscal year ended September 30, 2012 and the three months ended December 30, 2012, respectively.

(g)	As a result of Spectrum Brands’ and the HHI Group’s existing income tax loss carry forwards in the U.S., for which full valuation allowances have been provided, no income tax has been provided related to the acquisition related adjustments that impacted pretax income for the fiscal year ended September 30, 2012 and three months ended December 30, 2012.

(h)	Adjustment reflects non-controlling interest in Spectrum Brands’ pro forma decrease in income from continuing operations resulting from the assumed HHI Group Acquisition and related debt transactions using a non-controlling interest factor of 42.6%.

(i)	The pro forma adjustments below relate to the results of the HHI Group’s operations from October 1, 2012 to December 16, 2012 related to the First Closing and the results of the operations of the Second Closing from October 1, 2012 to December 30, 2012, both of which are not included within the historical results.

	First Closing Period from October 1, 2012 to December 16, 2012	Second Closing Period from October 1, 2012 to December 30, 2012	Total Adjustments Related to the First Closing and Second Closing
Net sales	$187.6	$12.5	$200.1
Cost of goods sold	123.3	11.9	135.2
Selling, general and administrative expenses	39.9	2.1	42.0
Tax expense*	8.9	(0.5)	8.4

*	The tax adjustment for the period from October 1, 2012 to December 16, 2012 was computed using a combined federal and state effective tax rate of 36.5% based on the domestic effective tax rate reflected in HHI Group’s audited financial statements for the period ended September 29, 2012.

(6) THE EXCO JOINT VENTURE

The Joint Venture was formed through a series of integrated transactions between EXCO and HGI, resulting in the formation of the General Partner and the Partnership, as previously described. Under the terms of the respective agreements, the Joint Venture acquired certain oil and gas assets from EXCO for approximately $725.0 of total consideration, subject to certain customary closing adjustments of $32.5. Immediately after the closing and the consummation of the transactions, the Partnership ownership was 73.5% by HGI and 24.5% by EXCO and 2% by the General Partner. In addition, HGI and EXCO each own a 50% member interest in the General Partner and each have equal representation on the General Partner’s board of directors. For accounting purposes, the series of transactions will be accounted for as if the General Partner directly acquired the oil and gas assets from EXCO due to the General Partner controlling the Partnership and neither member controlling the General Partner. Accordingly, the General Partner will apply the acquisition method of accounting as the group of assets meets the definition of a business and consequently will reflect the assets acquired and liabilities assumed at their respective fair values. HGI will account for the Joint Venture using the equity method of accounting, pursuant to a gross proportionate presentation, as for accounting purposes HGI has significant influence but does not control the Joint Venture for consolidation purposes under GAAP. Accordingly, HGI will reflect 74.5% of the Joint Venture’s assets, liabilities, revenues and expenses in its financial statements, representing its economic interest in the Joint Venture. At the Closing, HGI contributed approximately $348.3 in cash (reflecting the effect of preliminary closing adjustments and the economic benefits related to the July 1, 2013 effective date) to the EXCO/HGI Partnership. At the Closing, EXCO received a payment of approximately $573.4 and retained an interest in the Joint Venture of $119.2. The payment was funded by the $348.3 contribution from HGI Energy and $225.0 borrowed under a new credit agreement (the “Partnership Credit Facility”) entered into in connection with the Closing. Following the Closing, the unused borrowing capacity under the Partnership Credit Facility was approximately $96.1 million. On March 5, 2013, the Partnership acquired certain conventional oil and natural gas assets in the Danville, Waskom and Holly fields in East Texas and North Louisiana, including and above the Cotton Valley formation from BG for $130.9, after customary preliminary closing adjustments and funded the acquisition with the Partnership Credit Facility.

(7) PRO FORMA ADJUSTMENTS—JOINT VENTURE

(a)	Pro forma cash adjustment is as follows:

HGI Contribution to the Joint Venture	$(348.3)
HGI’s 74.5% Equity Interest in Joint Venture related to its cash contribution	259.5
HGI’s 74.5% Equity Interest related to the Joint Venture’s Initial Draw from $470 Revolving Credit Facility	171.3
HGI’s 74.5% Equity Interest related to Joint Venture’s Draw to fund the BG Acquisition	96.9
HGI’s 74.5% Equity Interest related to Joint Venture’s Draw for general working capital	10.4
HGI’s 74.5% Equity Interest related to Bank Fees and Expenses on the $470 Revolving Credit Facility	(4.3)
HGI’s 74.5% Equity Interest of Cash Used to Purchase Oil and Natural Gas Assets	(524.7)

Pro Forma Cash Adjustment	$(339.2)

(b)	Pro forma adjustment to reflect HGI’s 74.5% equity interest in the Joint Venture’s initial draw of $229.9 under the $400.0 Partnership Credit Facility. The Partnership Credit Facility was subsequently increased to $470.0 on March 5, 2013 following the closing of the BG acquisition. The initial draw includes $225.0 that will be used to fund EXCO for its contribution to the Joint Venture and $4.9 to pay bank fees and expenses in connection with obtaining the revolving credit facility. In addition, a further draw from the revolving credit facility of $144.0 was made by the Joint Venture for the BG Acquisition and general working capital requirements. Bank fees incurred in connection with this additional draw was approximately $0.9. 74.5% of bank fees and expenses have been capitalized and included within “Other Assets” in the unaudited pro forma condensed combined balance sheet.

(c)	Pro forma adjustments to reflect the HGI’s 74.5% equity interest of the fair value of the oil and natural gas assets, as well other current and non-current assets and liabilities as if the Joint Venture and the BG Acquisition took place on December 30, 2012. The table below reflects the components of other assets, other current liabilities, and other non-current liabilities.

Derivative financial instruments - current	$2.5
Derivative financial instruments - non-current	0.5
Deferred financing costs	4.3

Other assets	$7.3

Asset retirement obligations - current	$1.2
Revenue suspense	8.1
Derivative financial instruments - current	1.4

Other current liabilities	$10.7

Asset retirement obligations - non-current	$22.9

Other non-current liabilities	$22.9

(d)	HGI has incurred $0.8 and $5.0 of transaction costs for the fiscal year ended September 30, 2012 and the three months ended December 30, 2012, respectively. These costs have been excluded from the unaudited pro forma condensed combined statements of operations as these costs are considered non-recurring.

(e)	Pro forma adjustment to provide depreciation, depletion and amortization for the twelve months ended September 30, 2012 and the three months ended December 30, 2012, respectively, based on pro forma fair values attributable to the amortizable full cost pool and historical oil and natural gas production for such period as if the Joint Venture had occurred on October 1, 2011.

(f)	Pro forma adjustment to reflect accretion of the discount for the twelve months ended September 30, 2012 and the three months ended December 30, 2012, respectively, with respect to the asset retirement obligations attributable to the Joint Venture.

(g)	Pro forma adjustment of $8.6 and $2.1 to reflect general and administrative costs for the twelve months ended September 30, 2012 and the three months ended December 30, 2012, respectively, for estimated contractual reimbursements to EXCO pursuant to a Administrative Services Agreement, or ASA, and other direct general and administrative expenses to the Joint Venture stipulated in the ASA.

(h)	Pro forma adjustment to reflect interest expense for the twelve months ended September 30, 2012 and the three months ended December 30, 2012, respectively, as if the revolving credit facility and the initial borrowing under the facility had taken place on October 1, 2011 and was outstanding for the full twelve months, based on an interest rate of 2.7%. This amount includes amortization of deferred financing costs incurred in connection with the revolving credit facility of $0.9 and $0.2, respectively. An increase or decrease of 1/8% in the assumed interest rate of the credit facility would impact pro forma interest expense presented above by $0.3 and $0.1 for the fiscal year ended September 30, 2012 and the three months ended December 30, 2012, respectively.

(i)	The Joint Venture is not directly subject to federal income taxes. Instead, its taxable income or loss is allocated to its individual partners, whether or not cash distributions are paid.

(j)	Pro forma adjustment to reflect the revenues and direct operating expenses for the Joint Venture for three month ended December 30, 2012.

(8) EXCLUDED COSTS—JOINT VENTURE

Prior to the formation of the Joint Venture, the Joint Venture’s properties were part of a much larger organization where indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Joint Venture’s properties and have therefore been excluded from the historical statements of revenues and direct operating expenses. In addition, such indirect expenses are not indicative of costs which would have been incurred by the Joint Venture’s properties on a stand-alone basis. Also, depreciation, depletion and amortization and accretion of discounts attributable to asset retirement obligations have been excluded from the historical statements of revenues and direct operating expenses as such amounts would not necessarily be indicative of those expenses which would have been incurred based on the amounts to be allocated to the oil and gas properties in connection with the formation of the Joint Venture and contributions of assets and cash by the Joint Venture’s equity holders.

(9) PRO FORMA ADJUSTMENTS— 7.875% NOTES

(a)	In December 2012, HGI issued the 7.875% Notes and used part of the proceeds of the offering to accept for purchase $498.0 aggregate principal amount of its 10.625% Notes pursuant to a tender offer for the 10.625% Notes. Under the terms of the 10.625% Notes, HGI redeemed these Notes at 100% of the principal amount plus a breakage fee, plus accrued and unpaid interest. In connection with the 7.875% Notes in December 2012, HGI recorded $58.9 of charges to “Interest Expense” in the Condensed Consolidated Statements of Operations for the three month period ended December 30, 2012, consisting of $45.9 of cash charges for fees and expenses related to the issuance of the 7.875% Notes and $13.0 of non-cash charges for the write down of debt issuance costs and net unamortized discount. These costs have been eliminated from the pro forma adjustments as these amounts are non-recurring.

(b)	The expected increase in the interest expense related to the issuance of the 7.875% Notes for the fiscal year ended September 30, 2012 and the three month period ended December 30, 2012 were calculated as follows:

	Year Ended	Three Months Ended
	September 30, 2012	December 30, 2012
Estimated Expense on 7.875% Notes	$55.1	$13.8
Amortization of original issue discount on 7.875% Notes	0.5	0.1
Amortization of debt issuance costs on 7.875% Notes	2.3	0.6

Total pro forma interest expense	57.9	14.5
Less: Elimination of historical interest expense	56.6	14.3

Pro forma adjustment to interest expense	$1.3	$0.2

(c)	The increase in pro forma interest expense for the 7.875% Notes will not have an impact on HGI’s current and deferred tax position due to HGI’s existing income tax loss carry forwards in the U.S., for which valuation allowances have been provided.

(10) INSURANCE NOTES

On March 22, 2013, HGI announced that its wholly-owned subsidiary, F&G, Inc. priced an offering of $300.0 aggregate principal amount of 6.375% Senior Notes due 2021. The notes were priced at par with a coupon of 6.375%, and will mature on April 1, 2021. F&G used the net proceeds from this offering to (i) pay a dividend of $75.0 million, (ii) purchase a $195.0 million surplus note from Fidelity & Guaranty Life Insurance Company (“FGLIC”) and (iii) retained the remainder for general corporate purposes.

(a)	The $289.8 net adjustment to cash related to the Insurance Notes is reflective of the following adjustments:

Issuance of Insurance Notes	$300.0
Deferred financing costs	(10.2)

Pro forma adjustment	$289.8

(b)	The deferred financing fees associated with the Insurance Notes were $10.2. The pro forma adjustments related to the amortization of the deferred financing fees for the year ended September 30, 2012 and the three months ended December 30, 2012 were $3.1 and $0.8, respectively.

(c)	The pro forma impact on debt for the Insurance Notes was $300.0, as the Insurance Notes were issued at par.

(d)	The expected increase in the interest expense related to the issuance of the Insurance Notes for the year ended September 30, 2012 and the three month period ended December 30, 2012 was calculated as follows:

	Year Ended	Three Months Ended
	September 30, 2012	December 30, 2012
Estimated Expense on Insurance Notes	$19.1	$4.8
Amortization of debt issuance costs on Insurance Notes	3.1	0.8

Pro forma interest expense	$22.2	$5.6

(e)	The increase in pro forma interest expense for the Insurance Notes will not have an impact on HGI’s current and deferred tax position due to HGI’s existing income tax loss carry forwards in the U.S., for which valuation allowances have been provided.